Exhibit (m)(7)(a)(2)

APPENDIX A

To the Distribution and Service Plan

For Class A Shares and Class C Shares

of the following Portfolios of the Trust

September 22, 2010

Forward SMIDPlus Fund*

Forward Mortgage Securities Fund**

Forward High Yield Bond Fund*

Forward U.S. Government Money Fund

Forward Income Allocation Fund

Forward Income and Growth Allocation Fund

Forward Balanced Allocation Fund

Forward Growth and Income Allocation Fund

Forward Growth Allocation Fund

Forward Aggressive Growth Allocation Fund

*	Class C shares only. Effective September 25, 2009, Class A shares of the Fund were terminated as a share class of the Fund.
**	Class C shares only.